Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2021 (except for the effect of the restatement disclosed in Notes 2 and 11, as to which the date is June 2, 2021) with respect to the consolidated financial statements of Metromile, Inc. (f/k/a INSU Acquisition Corp. II) included in the Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 27, 2021